                                                                    EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-7937 of Shurgard Storage Centers, Inc. on Form S-4 of our report dated February 2, 1996, incorporated by reference in the Annual Report on Form 10-K of Shurgard Storage Centers, Inc. for the year ended December 31, 1995, and to the use of our reports on the financial statements of IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II and IDS/Shurgard Income Growth Partners L.P. III for each of the three years in the period ended December 31, 1995 dated March 1, 1996, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.


    We also consent to the reference to us under the heading "Experts" in such Proxy Statement/ Prospectus.

DELOITTE & TOUCHE LLP


Seattle, Washington
September 13, 1996